As filed with the Securities and Exchange Commission on July 11, 2006.
Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Callon Petroleum Company
(Exact Name of Registrant as Specified in Its Charter)

State of Deleware	64-0844345
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

200 North Canal Street	39120
Natchez, Mississippi	(Zip Code)
(Address of Principal Executive Offices)
Callon Petroleum Company 2006 Stock Incentive Plan
(Full Title of the Plan)
Fred L. Callon
President and Chief Executive Officer
200 North Canal Street
Natchez, Mississippi 39120
(Name and address of Agent for Service)
(601) 442-1601
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
George G. Young III
Haynes and Boone, LLP
1221 McKinney St., Suite 2100
Houston, Texas 77010
(713) 547-2081
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price Per	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)	Share (2)	Price	Fee
Common Stock, no par value (3)	500,000	$18.48	$9,240,000	$988.68

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to anti-dilution and adjustment provisions of the Callon Petroleum Company 2006 Stock Incentive Plan described herein.

(2)	Computed pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, based on the average of the high and low sale prices, as reported on the New York Stock Exchange on July 7th, 2006.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests offered or sold pursuant to the Callon Petroleum Company 2006 Stock Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*   The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Callon Petroleum Company 2006 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
                    The following documents filed by us with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the document referred to in (a) above (to the extent these items were “filed” with the SEC and not “furnished”).

(c)	The description of our common stock contained in the Registration Statement on Form 8-B filed with the Commission on October 3, 1994, including any future amendment or report for the purpose of updating such description
                    All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
                    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
                    Not applicable.
Item 5. Interests of Named Experts and Counsel.
                    Not applicable.

Item 6. Indemnification of Directors and Officers.
                    Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.
                    Article Eight of our Certificate of Incorporation, as amended, provides that we may, and Article IX of our Bylaws, as amended, provides that we shall, indemnify our directors, officers, employees and agents (or persons serving at our request as a director, officer, employee or agent of another entity) to the full extent of Delaware law.
Item 7. Exemption from Registration Claimed.
                    Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1	Specimen of Common Stock Certificate, no par value (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4, filed with the Commission on August 4, 1994).

4.2	Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, Filed with the Commission on March 15, 2004).

4.3	Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4, filed August 4, 1994, Reg. No. 33-82408).

5.1	Opinion of Haynes and Boone, L.L.P., counsel to the Registrant (filed herewith).

23.1	Consent of Ernst & Young (filed herewith).

23.2	Consent of Haynes and Boone, L.L.P (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1	Callon Petroleum Company 2006 Stock Incentive Plan (incorporated by reference from exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ending on March 31, 2006, filed with the Commission on May 9, 2006).
Item 9. Undertakings.
(a)	We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natchez, State of Mississippi, on July 6, 2006.

By:	/s/ Fred L. Callon

Fred L. Callon,
President, Chief Executive Officer and Chief Financial Officer
     Each of the undersigned constitutes and appoints Fred L. Callon, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement (including post-effective amendments) and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all extents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Fred L. Callon Fred L. Callon	Chairman, President, Chief Executive Officer and Chief Financial Officer (Principal Executive and Financial Officer)	July 6, 2006

/s/ John C. Wallace John C. Wallace	Director	July 6, 2006

/s/ B.F. Weatherly B.F. Weatherly	Director	July 6, 2006

/s/ Richard O. Wilson Richard O. Wilson	Director	July 6, 2006

/s/ L. Richard Flury L. Richard Flury	Director	July 6, 2006

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Specimen of Common Share Certificate, no par value, of the Registrant (incorporated by reference from Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4 filed with the Commission on August 4, 1994).

4.2	Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 15, 2004).

4.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed with the Commission on August 4, 1994).

5.1	Opinion of Haynes and Boone, L.L.P, counsel to the Registrant(filed herewith).

23.1	Consent of Ernst & Young, LLP (filed herewith).

23.2	Consent of Haynes and Boone, L.L.P., (included in exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1	Callon Petroleum Company 2006 Stock Incentive Plan (incorporated by reference from exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ending on March 31, 2006, filed with the Commission on May 9, 2006).